Exhibit 99.1

CCG Elite Investor Relations	China Agritech, Inc.
Crocker Coulson, President	Yvonne Zhang
Leslie Richardson, Financial Writer	86-10-5870-2280
646-213-1915
crocker.coulson@ccgir.com

FOR IMMEDIATE RELEASE

China Agritech, Inc. Announces Fourth Quarter and 2006 Year End Results

  Full year record revenue increases 17% to $29.5 million

  Full year record net income increases 46% to $5.3 million

BEIJING, China, April 3, 2007 -- China Agritech, Inc. (OTC BB: CAGC) ("China Agritech"), a leading manufacturer of liquid organic fertilizer in China, today announced its financial results for the fourth quarter and year ended December 31, 2006.

Fourth Quarter Highlights

  Revenue increased 36.3% year-over-year to $6.0 million
  Net income increased 5.5% year-over-year to $1.1 million
  Established distribution network in Central and Southern China.

Full Year 2006 Highlights

  Record revenue increased 17% to $29.5 million
  Gross margin increased 270 basis points to 52%
  Record net income increased 46% to $5.3 million

Revenue for the fourth quarter 2006 increased 36.3% to $6.0 million, from $4.4 million in the fourth quarter 2005. The increase in revenue for the quarter was primarily driven by a combination of changes in the company’s product mix and higher sales volume. Net income increased to $1.1 million, up 5.5% from the fourth quarter of 2005. Fully diluted earnings per share for the quarter were $0.06, compared to fully diluted earnings per share of $0.08 in the fourth quarter 2005. The number of diluted weighted average shares outstanding was 19.1 million in the fourth quarter of 2006, compared to 14.2 million in the fourth quarter of 2005.

Commenting on the fourth quarter of 2006, Mr. Yu Chang, Chief Executive Officer of China Agritech, said, "We are very pleased with the top and bottom line growth we experienced during the fourth quarter. Revenues were favorably impacted by the introduction of our Lulingbao IV earlier in the year which added 444 metric tons of sales volume for the quarter. We recently completed the construction of our third converting facility in Chongqing at the end of March, and are currently test-running the production process. We expect production to be fully operational in the first half of April. Our fourth converting facility in Xinjiang is expected to come online in May."

April 3, 2007	China Agritech, Inc. Announces Fourth Quarter and 2006 Year End Results	2

Revenue for the fourth quarter 2006 increased 36.3% to $6.0 million from $4.4 million in the fourth quarter 2005. The year-over-year increase in revenue was due to the introduction of Lulingbao IV in the second quarter of 2006 which added 444 metric tons of sales volume offsetting a decline in sales volume of Tailong I. For the fourth quarter 2006, Lulingbao III and Lulingbao IV comprised 36.7% and 38.6% of revenue, respectively, while Tailong I represented 24.6% of revenue. In the fourth quarter 2005, Tailong I represented 61.8% of revenue and Lulingbao III represented the other 38.2%.

Gross profit for the fourth quarter 2006 was $3.1 million, up 18.3% from $2.7 million in the fourth quarter 2005. Gross margin was 52.5%, compared to 60.4% in the same period a year earlier. Gross margin in the fourth quarter 2005 was positively impacted by a one-time sale of a custom formula at a favorable price.

Selling expenses during the quarter were $1.1 million, or 19.0% of revenue, up from $0.2 million or 5.0% of revenue in the comparable quarter in 2005. The increase in selling expenses for the quarter was due to costs associated with the build out of China Agritech’s new distribution network. The company opened 30 sales offices which oversees 600 independent sales agencies that support its Beijing, Anhui, and Chongqing factories.

China Agritech recorded credits to operating and administrative expenses in the fourth quarters 2006 and 2005 of $271,120 and $278,520, respectively. These credits represent the reversal of certain bad-debt expenses recorded in the previous three quarters and are normally accounted for in the fourth quarter.

Income from operations was $2.3 million, or 37.9% of sales, compared to $2.7 million, or 61.7% of sales, in the same period of 2005. The year-over-year decline in operating margin was due to higher selling expenses in the fourth quarter 2006 and the positive impact of the one-time sale of a custom formula which contributed to above average margins in the fourth quarter of 2005.

Fourth quarter 2006 net income was $1.1 million, up 5.5% from the fourth quarter of 2005. Fully diluted earnings per share was $0.06 for the fourth quarter 2006, compared to fully diluted earnings per share of $0.08 for the same period a year earlier. In January 2006, the company completed a private placement, which increased the number of weighted average diluted shares to 19.1 million shares in the fourth quarter of 2006, up from 14.2 million in the fourth quarter of 2005.

2006 Year End Results

Revenue for the full year 2006 was $29.5 million, up 17% from $25.3 million in 2005. Gross profit was $15.4 million, up 23% from $12.5 million in the prior year period. Gross margin for the year was 52% compared to 49.3% in 2005. Operating income was $10.4 million, up 27.6% from $8.1 million for the full year 2005. Net income increased 46% in 2006 to $5.3 million, up from $3.7 million in 2005. Fully diluted EPS for the period was $0.29, compared to $0.26 for the same period 2005.

April 3, 2007	China Agritech, Inc. Announces Fourth Quarter and 2006 Year End Results	3

Financial Condition

As of December 31, 2006, China Agritech had $6.5 million in cash, restricted cash and cash equivalents, working capital of $26.5 million and no long-term debt. Shareholders’ equity stood at $26.9 million, up from $10.0 million as of December 31, 2005. Days sales outstanding for the full year 2006 was 128.

Business Outlook

During the first quarter 2007, China Agritech completed construction of its third new factory located in Chongqing, which the company expects to put into production in early April, 2007. The company has budgeted $1.7 million in capital expenditures for construction of its fourth factory located in Xinjiang, currently scheduled for completion in May, 2007. China Agritech expects to see increased revenue growth as a result of the added capacity starting at the beginning of the peak agriculture growing season which is during the second quarter of 2007.

"We anticipate a strong 2007 with increased penetration expected to occur in both domestic and international markets. We believe that the significant expansion in our production capacity positions us to expand our target market to Central and Southern China in time for the peak selling season of spring and summer," said Mr. Chang. "We have established a substantial regional distribution network to support our geographic expansion which includes 30 sales offices and 600 independent sales agencies. Each agency manages 10 sales executives which equates to 6,000 points of sales at the village level. We are also pursuing opportunities in international market and are hopeful to see favorable progress in the second half of this year."

Conference Call Information

Management will conduct a conference call to discuss China Agritech’s fourth quarter financial results and provide a corporate overview. The conference call will take place at 9:00 a.m. Eastern Time, on Tuesday April 3, 2007. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (888) 482-0024. International callers should dial 617-801-9702. The pass code for the call is 541 933 05.

If you are unable to participate in the call at this time, a replay will be available on Tuesday, April 3 at 11:00 a.m. ET, through Tuesday, April 10. To access the replay from the United States dial 888-286-8010, or 617-801-6888 if calling internationally. Enter the conference ID number 35903644.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties on China Agritech’s website at http://www.chinaagritechinc.com. To listen to the live webcast, please go to China Agritech’s website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on China Agritech’s website for 90 days.

April 3, 2007	China Agritech, Inc. Announces Fourth Quarter and 2006 Year End Results	4

About China Agritech

China Agritech is engaged in the development, manufacturing and distribution of organic liquid compound fertilizers and related products in the People's Republic of China. The company has developed proprietary formulas that provide a continuous supply of high-quality agricultural products while maintaining soil fertility. The company sells its products to farmers located in twelve provinces of China including: Heilongjiang, Hebei, Liaonong, Jilin, Shandong, Inner Mongolia, Henan, Sichuan, Guangdong, Xinjiang, Yunnan and Guizhou. For more information visit www.chinaagritechinc.com

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements such as the inability to protect the proprietary formula, the price of raw materials, any liabilities from unknown harmful effects of the product, and adverse weather conditions. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

--financial tables below---

April 3, 2007	China Agritech, Inc. Announces Fourth Quarter and 2006 Year End Results	5

CHINA AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2006 AND 2005

	2006	2005
ASSETS
Current Assets
Cash and cash equivalents	$6,430,009	$255,831
Restricted cash	100,028	275,000
Accounts receivable, net	12,239,073	8,525,185
Inventories	1,322,244	72,827
Advances to suppliers	8,038,974	2,076,252
Prepayments and other receivables	382,463	376,064

Total Current Assets	28,512,791	11,581,159

Property, Plant and Equipment, net	2,514,123	1,065,146

Total Assets	$31,026,914	$12,646,305

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable	$108,886	$115,024
Accrued expenses and other payables	871,495	616,363
Amount due to related parties	954	56,702
Tax payables	1,028,885	562,355

Total Current Liabilities	2,010,220	1,350,444

Minority Interests	2,160,575	1,237,910

Commitments	-	-

Stockholders' Equity
Common stocks; $0.001 par value, 100,000,000 shares authorized, shares issued and outstanding 19,143,615 and 14,343,615	19,144	14,344
Additional paid-in capital	12,619,049	1,547,741
Statutory reserves	2,790,916	1,731,067
Accumulated other comprehensive income	601,288	228,566
Retained earnings	10,825,722	6,536,233

Total Stockholders' Equity	26,856,119	10,057,951

Total Liabilities and Stockholders' Equity	$31,026,914	$12,646,305

April 3, 2007	China Agritech, Inc. Announces Fourth Quarter and 2006 Year End Results	6

CHINA AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND YEAR ENDED DECEMBER 31, 2006 AND 2005

	For the three months ended		For years ended
	December 31,		December 31,
	2006	2005	2006	2005
	(unaudited)	(unaudited)
Revenue	$6,002,948	$4,404,863	$29,525,577	$25,335,316
Cost of Revenue	2,853,719	1,742,253	14,161,358	12,848,958

Gross Profit	3,149,249	2,662,610	15,364,219	12,486,358

Operating expenses:
Selling expenses	1,143,016	221,663	2,983,756	2,372,151
General and administrative	(271,120)	(278,520)	2,015,252	1,993,522
Total Operating Expenses	871,896	(56,857)	4,999,008	4,365,673

Income from Operations	2,277,353	2,719,467	10,365,211	8,120,685

Other income (expenses)
Merger cost		(640,000)		(640,000)
Other (expense) income	137,760	317	98,617	252
Finance costs	-1,777	(824)	(3,590)	(412)
Total other income (expense)	135,983	(640,507)	95,027	(640,160)

Income Before Taxes	2,413,336	2,079,654	10,460,238	7,480,525
Provision for income taxes	(1,059,286)	(842,224)	(4,248,144)	(3,173,533)
Minority interests	(215,068)	(157,787)	(862,756)	(631,113)
Net Income	$1,138,982	$1,079,643	$5,349,338	$3,675,879

Comprehensive income - foreign currency translation adjustments	5,393	228,566	372,722	228,566
Comprehensive Income	$1,144,375	$1,308,209	$5,722,060	$3,904,445

Basic and Diluted Earnings per Common Share	$0.06	$0.08	$0.29	$0.26

Weighted-average Common Shares Outstanding	19,143,615	14,238,657	18,735,944	13,945,937

April 3, 2007	China Agritech, Inc. Announces Fourth Quarter and 2006 Year End Results	6

CHINA AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE YEAR ENDED DECEMBER 31, 2006 AND 2005

	2006	2005

Cash flows from operating activities:
Net income	$5,349,338	$3,675,879
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Stock based compensation	(3,597)	-
Minortiy Interest	862,756	631,113
Depreciation	155,292	102,901
Loss on disposal of fixed assets	-	-
Delivery charges	-	-
Decrease / (Increase) in current assets:
Restricted cash	174,972	(275,000)
Accounts receivable	(3,357,026)	(2,759,236)
Prepayments and other receivables	(5,839)	(191,603)
Inventory	(1,502,205)	487,630
Advances to suppliers	(5,769,071)	(1,914,346)
(Decrease) / Increase in current liabilities:
Accounts payable	262,020	(281,234)
Tax payables	365,731	131,998
Accrued expenses and other payables	305,739	280,280
Net cash provided by (used in) operating activities	(3,161,889)	(111,618)

Cash flows from investing activities:
Acquisition of property & equipment	(1,541,812)	(8,238)
Proceeds from disposal of fixed assets	-	-
Net cash used in investing activities	(1,541,812)	(8,238)

Cash flows from financing activities:
Repayment of installment loan	-	-
Payments to shareholders / related parties	(51,312)	(1,026,846)
Capital contributed	11,079,705	1,350,000
Dividend paid	-	-
Net cash provided by (used in) financing activities	11,028,393	323,154

Effect of exchange rate change on cash and cash equivalents	(150,513)	14,468

Net increase in cash and cash equivalents	6,174,178	217,766

Cash and cash equivalents, beginning of year	255,831	38,065

Cash and cash equivalents, end of year	$6,430,009	$255,831

Supplement disclosure of cash flow information:
Income taxes paid	$3,760,570	$3,043,223
Cash from issue of common stock placed in escrow account	$11,079,705	$1,350,000

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